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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549
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                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                   Date of Report:       May 21, 1996
                                  ----------------------
                       (Date of earliest event reported):




                         FIRST MISSISSIPPI CORPORATION
             (Exact name of Registrant as specified in its charter)



    Mississippi                         1-7488                     64-0354930
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(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
   of incorporation)                                         Identification No.)



 700 North Street, P. O. Box 1249, Jackson, Mississippi             39215-1249
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    (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:        (601) 948-7550
                                                   -----------------------------


                                Not Applicable
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        (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS.

On May 21, 1996, the Board of Directors of First Mississippi Corporation authorized a plan to close the company's aluminum dross processing operations
at Millwood, W. Va.   This facility,  which was completed in June 1991,  is
operated by Plasma Processing Corporation ("PPC"), a  wholly owned subsidiary,
and processes aluminum dross using patented thermal plasma technology.   The
process also produces a co-product, for which PPC has developed proprietary processes to upgrade and post-treat to yield a physically and chemically unique specialty inorganic material for diverse applications in refractories and other
products.   The decision to close the Millwood facility,  which has operated at a loss since inception,  was based in part on recent projections that indicated
operations were unlikely to be profitable in the near future.   As a result of
this plan to cease operations, the company will incur a pretax charge of approximately $18.0 million during the fourth quarter of fiscal 1996, including $13.0 million for the estimated impairment of long-lived assets and an estimated $5.0 million in other costs related to closing the facility.

In August 1995, PPC entered into a joint venture agreement with Harbison Walker Refractories ("HW") for the manufacture and sale of lightweight aggregate materials for industrial refractory markets. PPC licensed its proprietary post-treatment process technology to the joint venture to produce the lightweight aggregates at HW's Eufaula, Alabama plant. Operations at this joint venture will continue as will efforts by PPC to license rights for dross processing and other post-treatment technologies.

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                                   FIRST MISSISSIPPI CORPORATION


                                                   By: /s/  R. M. Summerford
                                                      -----------------------
                                                        R. M. Summerford
                                                        Vice President & Chief

Date:  June 4, 1996